MyTrizec Special Announcement Posting TOPIC: Transaction FAQ. FINAL.6.15.06

Proposed Acquisition of Trizec Properties
Employee FAQ
Q: What is the nature of Trizec Properties’ agreement with Brookfield Properties?
A: As announced on Monday, June 5, Brookfield Properties agreed to acquire both Trizec Properties and Trizec Canada in a transaction valued at $8.9 billion. Brookfield Properties is joined in this acquisition by The Blackstone Group. Brookfield Properties will acquire 100% of the outstanding common shares of Trizec Properties not owned by Trizec Canada (which owns approximately 38% of Trizec Properties) at $29.01 per share plus an additional amount that represents a pro rata portion of the regular quarterly dividend allocable to the quarter in which the acquisition is closed. This price is significantly higher than the closing price of our common stock of $24.60 as of June 2, 2006, the last trading day prior to the announcement of the merger agreement.
Q: Can you clarify whether this is a merger or acquisition and what the implication is to the Company under this scenario?
A: This transaction is technically a merger of Trizec Properties with a company to be jointly owned by Brookfield Properties and The Blackstone Group, and a plan of arrangement involving Trizec Canada pursuant to which Brookfield Properties will acquire all the outstanding shares of Trizec Canada. As a practical matter, the transaction will result in Trizec Properties being acquired by Brookfield Properties and The Blackstone Group.
Q: When will the merger be completed?
A: We expect that the closing of this merger will occur during the third or fourth quarter of 2006, subject to customary closing conditions and approval of the stockholders of Trizec Properties of the merger and stockholders of Trizec Canada regarding the sale of all of its shares to Brookfield Properties. Assuming the transaction closes, Trizec Properties will no longer be a publicly traded company. Over the next few months leading up to the closing, it will be critically important that we all focus on a smooth transition for our employees, customers, partners and all other stakeholders alike.
Q: If I own stock in Trizec Properties, can I sell it?
A: Subject to Trizec Properties’ insider trading and other applicable policies and applicable law, you may sell Trizec Properties stock at any time prior to the closing, or hold your stock until the closing. This is a personal decision and we are not making any recommendation to you in that regard. As a reminder, our next regularly scheduled quarterly “blackout” period begins July 1, 2006, and will run through August 7, 2006. If you have any questions, please call Ted Jadwin, SVP, general counsel and corporate secretary, at 312-798-6003.
Q: If I do not sell my stock, what will happen to my shares when the closing occurs?
A: Under the terms of the merger, you will receive cash consideration equal to $29.01 per share plus an additional amount that represents a pro rata portion of the regular quarterly dividend allocable to the quarter in which the acquisition is closed.

MyTrizec Special Announcement Posting TOPIC: Transaction FAQ. FINAL.6.15.06

Q: How will my day-to-day job change during this transition period?
A: Over the next few months we will continue to work diligently to move forward in just the same way we did before the announcement. We will go about our business in the normal way, but we’ll also begin a new process of preparing to transfer strategic leadership over to new owners. For now, we still have the same challenges and opportunities ahead of us with our customers, with our partners, and with ourselves. This is a time when we’ll have to be better than ever because lots of people will be watching more carefully. A time like this may be a little disorienting for some around us, including our customers, so we’ll have to take more care than ever to listen, to be thoughtful, and to act in the best interests of all stakeholders.
Q: How should I approach large transactions or projects with capital expenditures?
A: We ask that if you encounter situations which seem like important commitments, such as entering into a new long-term contract, signing a significant lease, or committing to notable capital expenditures, please seek prior approval from your city and functional leaders, as certain transactions will now require Brookfield Properties’ prior approval. Your leaders will be in constant communication with Tim Callahan, our president and CEO, Bill Tresham, our COO, and Mike Colleran, our CFO, who will ultimately decide, based on Brookfield Properties’ input, which projects may still be undertaken.
Q: If I work at a property, what should we be telling our tenants?
A: We have created a customer letter for you to send your customers announcing the change. You may localize the letter greetings, but the body copy of this letter must remain intact without amendment. You can find that letter by clicking here.
HUMAN RESOURCES
Q: Can I still contribute to the ESPP?
A: The current Employee Stock Purchase Program will run through June 30, 2006 as previously announced. In light of the pending merger, we will not roll out the amended and restated Employee Stock Purchase Plan recently approved by the Board and our stockholders. To the extent you were a participant in the current ESPP at the time we announced the merger, you may continue your participation through the June 30, 2006 termination date of the ESPP. Your participation will be frozen at your current contribution level. No new participants may join the ESPP at this time.
Q: What happens to my Trizec Properties employee benefits pending the closing of the merger?
A: Most existing Trizec Properties benefits and HR policies will continue unchanged through the closing date of the merger.
Q: Will Trizec Properties’ employees be retained as employees of the buyer?
A: We do not have any information regarding the buyer’s plans with respect to our employees at this time.
Q: If I leave or my employment is terminated, what happens to my accrued vacation time?
A: You will receive payment of your accrued and unused vacation.

MyTrizec Special Announcement Posting TOPIC: Transaction FAQ. FINAL.6.15.06

Q: Are all employees eligible for a retention bonus?
A: All regular full-time and part-time, non-union employees will be eligible for retention benefits.
Q: If I am an eligible employee and my employment is terminated, will I receive both retention and severance benefits?
A: If your employment is terminated for reasons other than “cause” or you quit for “good reason” as defined in the Severance Pay Plan, you are eligible for both retention and severance benefits.
Q: If I’m employed with Trizec Properties’ successor company, will I still receive a retention bonus?
A: If you are an eligible employee and actively employed with Trizec Properties’ successor company for the 90-day period following the date of the closing of the merger, you will be paid the retention bonus 10 business days after the 90-day transition period. Information about the retention program specific to employees’ individual situations has been sent to employees. If you have not received your retention letter, please contact a member of the HR team via HR@trz.com.
Q: If my employment is terminated, when will the retention bonus be paid?
A: If you are eligible for a retention bonus but your employment is terminated prior to the end of the merger or the 90-day transition period under circumstances that would entitle you to a severance benefit under the severance plan, you will be paid the retention bonus within 10 business days of termination of employment.
Q: What will be my retention amount?
A: An estimated retention amount has been calculated based on a point in time. The closing date and your continued employment with the successor company will impact your retention amount. Please note that retention amount estimates included in your retention letter are gross amounts and subject to applicable tax withholdings.
Q: The retention bonus program has two groupings for payment calculations. Can you explain the difference between the professional and hourly category?
A: For purposes of the retention bonus program, if you are a regular, exempt employee that is not eligible for overtime, your retention bonus calculation would fall under the professional category. A regular, hourly, non-exempt, non-union employee that is eligible for overtime would fall under the hourly category.
Q: If I am an eligible employee and the Company terminates my employment prior to the 90th day following the closing of the transaction, am I entitled to what is outlined in the severance benefit and retention bonus programs?
A: You are eligible for both the severance benefit and retention bonus; provided you are not terminated for “cause” or you voluntarily resign your position with Trizec Properties for “good reason.”
Q: Can I request the severance benefit be paid in the form of salary continuation?
A: The severance benefit and retention bonus will be paid as a lump sum only.

MyTrizec Special Announcement Posting TOPIC: Transaction FAQ. FINAL.6.15.06

Q: What is provided with the outplacement benefit?
A: Professional services to assist with networking, resume writing, and employment search will be provided consistent with your duties or profession and of a type and level customary for your position. Further information will be provided as it becomes available.
Q: How should we proceed with the Mid-Year Review process?
A: Open communication between employees and managers is more important now than ever. Please continue with the process, as outlined on myTrizec, for direction through the transaction date and year-end. Please contact a member of the HR team with any additional questions via HR@trz.com.
Q: How will tuition reimbursement be handled during the transition?
A: You can continue to utilize the tuition reimbursement benefit and submit expenses per the policy up to the closing date. If you voluntarily terminate your employment you will be responsible to repay Trizec Properties for any disbursements made within the last 12 months per policy. However, if your employment is terminated by Trizec Properties as a result of this transaction and you are eligible for the severance benefit and retention bonus, you will not be required to repay any disbursements made to you.
Additional Information About the Merger and Where to Find It
This communication is a result of the proposed merger transaction involving Trizec Properties and affiliates of Brookfield Properties. In connection with the transaction, Trizec Properties will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.
The final proxy statement will be mailed to Trizec Properties stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Trizec Properties’ Web site, www.trz.com, or by contacting Dennis Fabro, Senior Vice President, Investor Relations, telephone (312) 798-6000.
Trizec Properties and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding Trizec Properties’ directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.